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[letterhead of Wasserstein Perella & Co]

                                                                 Exhibit 5

                                          November 29, 1999

Board of Directors
Optical Security Group, Inc.
535 16th Street, Suite 920
Denver, CO 80202

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock, par value $0.005 per share (the "Shares"), of Optical Security Group, Inc. (the "Company") of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of November 29, 1999 (the "Merger Agreement"), among the Company, Applied Holographics PLC ("Parent"), and Applied Opsec Corporation ("Sub"). The Merger Agreement provides for, among other things, a cash tender offer by Sub to acquire all of the outstanding Shares at a price of $7.00 per Share (the "Tender Offer"), and for a subsequent merger of Sub with and into the Company pursuant to which each remaining outstanding Share not purchased in the Tender Offer (other than any Shares held in the treasury of the Company or owned by Parent, Sub or their respective subsidiaries and other than Dissenting Shares (as defined in the Merger Agreement)) will be converted into the right to receive $7.00 in cash (the "Merger" and, together with the Tender Offer, the "Transaction"). The terms and conditions of the Transaction are set forth in more detail in the Offer to Purchase relating to the Tender Offer (the "Offer to Purchase") and the Merger Agreement. In addition, you have advised us that prior to the consummation of the Tender Offer, the Company will purchase 100% of the shares of capital stock of Bridgestone Technologies, Inc., a Delaware corporation, and 19.9% of the membership interests of each of Label Systems Acquisition LLC, a Connecticut limited liability company, and Keystone Imaging Technologies, Inc., a Connecticut limited liability company (collectively, the "Bridgestone Acquisition"). You have advised us that the financing to complete the Bridgestone Acquisition will be provided to the Company by Parent pursuant to the Loan Agreement between Parent and the Company dated November 29, 1999 (the "Bridgestone Financing").

     In connection with rendering our opinion, we have reviewed the Merger Agreement. We have also reviewed and analyzed certain publicly available business and financial information relating to the Company for recent years and interim periods to date, as well as certain internal financial and operating information relating to the Company, including unaudited pro forma condensed financial statements for the fiscal year ended March 31, 1999 and for the three months ended June 30, 1999 which give effect to the Bridgestone Acquisition and the Bridgestone Financing, and certain financial forecasts, analyses and projections, in each case prepared by or on behalf of the Company and provided to us for purposes of our analysis. We have met with management of the Company to review

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Board of Directors
November 29, 1999
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and discuss such information and, among other matters, the Company's business, operations, assets, financial condition and future prospects.

     We have reviewed and considered certain financial and stock market data relating to the Company, and we have compared that data with similar data for certain other companies, the securities of which are publicly traded, that we believe may be relevant or comparable in certain respects to the Company or one or more of its businesses or assets, and we have reviewed and considered the financial terms of certain recent acquisitions and business combination transactions in the holographic / security industry specifically, and in other industries generally, that we believe to be relevant to the Transaction or otherwise pertinent to our inquiry. In addition, we have analyzed and considered the relative cost to the Company of financing the Bridgestone Acquisition with (i) the Bridgestone Financing and (ii) the financing reflected in the Company's Proxy Statement relating to the Company's annual meeting of shareholders scheduled to be held on December 2, 1999 (including the pro forma financial information included in such Proxy Statement). We have also performed such other financial studies, analyses, and investigations and reviewed such other information as we considered appropriate for purposes of this opinion.

     In our review and analysis and in formulating our opinion, we have assumed and relied upon the accuracy and completeness of all of the historical and pro forma financial and other information provided to or discussed with us or publicly available, and we have not assumed any responsibility for independent verification of any of such information. We have also assumed and relied upon the reasonableness and accuracy of the financial projections, forecasts and analyses provided to us, and we have assumed that such projections, forecasts and analyses were reasonably prepared in good faith and on bases reflecting the best currently available judgments and estimates of the Company's management as to the future operating and financial performance of the Company. We express no opinion with respect to such projections, forecasts and analyses or the assumptions upon which they are based. In addition, we have not reviewed any of the books and records of the Company, or assumed any responsibility for conducting a physical inspection of the properties or facilities of the Company, or for making or obtaining an independent valuation or appraisal of the assets or liabilities of the Company, and no such independent valuation or appraisal was provided to us. We also have assumed that the transactions described in the Merger Agreement will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. Our opinion is necessarily based on economic and market conditions and other circumstances as they exist and can be evaluated by us as of the date hereof.

     It should be noted that in the context of our current engagement by the Company, we were not authorized to, and did not, solicit third party indications of interest in acquiring all or any part of the Company or the equity securities thereof, or investigate any alternative transactions that may be available to the Company. At the request of the Company, we participated in limited discussions with certain potential acquirors of the Company identified by the Company, including Parent.

     In the ordinary course of our business, we may actively trade the debt and equity securities of the Company and Parent for our own account and for the

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Board of Directors
November 29, 1999
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accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     We are acting as financial advisor to the Company in connection with the proposed Transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Transaction, as well as a fee for rendering this opinion.

     Our opinion addresses only the fairness from a financial point of view to the holders of the Shares of the consideration to be received by such shareholders pursuant to the Transaction, and we do not express any views on any other terms of the transactions contemplated by the Merger Agreement. Specifically, we express no opinion with respect to the terms of the Bridgestone Acquisition, the Bridgestone Financing or the Stock Option Agreement, dated November 29, 1999 between the Company and Parent, nor does our opinion address the Company's underlying business decision to effect any of the transactions contemplated by the Merger Agreement or the Bridgestone Acquisition.

     It is understood that this letter is for the benefit and use of the Board of Directors of the Company in its consideration of the Transaction, and except for inclusion in its entirety in any proxy statement required to be circulated to shareholders of the Company relating to the Merger or tender offer recommendation statement on Schedule 14D-9 from the Company to holders of Shares relating to the Transaction, may not be quoted, referred to or reproduced at any time or in any manner without our prior written consent. This opinion does not constitute a recommendation to any shareholder with respect to whether such holder should tender Shares pursuant to the Tender Offer or as to how such holder should vote with respect to the Merger, and should not be relied upon by any shareholder as such.

     Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that as of the date hereof, the $7.00 per Share cash consideration to be received by the holders of the Shares pursuant to the Tender Offer and the Merger is fair to such shareholders from a financial point of view.

                                       Very truly yours,

                                       /s/ Wasserstein Perella & Co., Inc.

                                       WASSERSTEIN PERELLA & CO., INC.